UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                             KINGDOM VENTURES, INC.
             (Exact Name of Registrant as Specified in Its Charter)

               NEVADA                                    88-0419183
(State of Incorporation or Organization)    (I.R.S. Employer Identification No.)

     1045 STEPHANIE WAY
     MINDEN, NV                                             89423
(Address of Principal Executive Offices)                 (Zip Code)

     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General
Instruction  A.(c),  check  the  following  box.
[ ]

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General
Instruction  A.(d),  check  the  following  box.
[X]

     Securities Act registration statement file number to which this form relates: N/A

     Securities to be registered pursuant to Section 12(b) of the Exchange Act:
None

     Securities to be registered pursuant to Section 12(g) of the Exchange Act:

                SERIES B COMMON STOCK, $.001 PAR VALUE PER SHARE

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

     Kingdom Ventures, Inc. (the "Company") has amended its Articles of Incorporation to permit the declaration of series of common stock, $.001 par value per share and, pursuant to the Amended Articles of Incorporations, the Board of Directors has adopted the Designations, Preferences, Limitations and Relative Rights of the Series B Common Stock, $.001 par value per share, set forth in Exhibit 3.1 attached hereto. The following description should be read in conjunction with, and is qualified in its entirety by reference to, the Certificate of Designations, Preferences, Limitations and Relative Rights.

     General: Except as otherwise required by the laws of the State of Nevada or as otherwise provided in the Company's Articles of Incorporation, as amended, each share of Series B Common Stock will have identical rights, preferences, privileges and restrictions as the Company's Common Stock, $.001 par value per share, except that each full share of Series B Common Stock will be redeemable by the Company at any time for, at the election of the Company's Board of Directors, either (A) an equal number of shares of Common Stock or (B) equivalent cash value. All outstanding shares of Series B Common Stock, when validly issued, will be fully paid and non-assessable.

     Voting: All shares of Series B Common Stock will be entitled to one vote on any matter to be voted on by the stockholders of the Registrant and shall vote together with Common Stock, except as provided by law. There is no provision in the Articles of Incorporation, as amended, permitting cumulative. Under the Articles of Incorporation, as amended, and the laws of the State of Nevada, only the affirmative vote of the holders representing a majority of the outstanding voting power of the Common Stock and Series B Common Stock entitled to vote will be required to amend the Articles of Incorporation.

     Dividends and Distributions: Each share of Series B Common Stock will be equal to the Common Stock of the Company in respect to dividends and other distributions in cash, stock or property, including distributions in connection with any recapitalization and upon liquidation, dissolution, or winding up of the Company.

     Mergers, Consolidations and Liquidation: Each holder of Series B Common Stock will be entitled to receive an equal amount per share consideration as the shares of Common Stock in the event of a merger, consolidation or liquidation.

     Preemptive Rights: None of the Series B Common Stock will carry any preemptive rights enabling a holder to subscribe for or receive shares of the Company of any class or any other securities convertible into any class of the Company's shares.

     Transferability: The Series B Common Stock may not be transferred by the holder thereof except (a) by a nominee to the beneficial owner thereof, (b) by the owner thereof to the Company, (c) by the owner thereof to another holder of Series B Common Stock, (d) by the owner thereof by gift, bequest, or the laws of descent and distribution, provided that the shares so transferred will be subject to the restrictions on transfer, and (e) pursuant to an effective registration statement.

ITEM  2.  EXHIBITS.

     The  following  exhibits  are filed as part of this registration statement:

EXHIBIT NO.                            DESCRIPTION
-----------  --------------------------------------------------------------------------

    3.1      Amended and Restated Articles of Incorporation of Legends of the Faith,
             Inc. *

    3.2      Bylaws of Legends of the Faith, Inc. *

    3.3 Amendment to the Restated Articles of Incorporation of Legends of the Faith, Inc.

    3.4      Amendment to the Restated Articles of Kingdom Ventures, Inc.

    4.1      Certificate of Designations, Preferences, Limitations, and Relative Rights
             of the Series B Common Stock, $.001 par value per share.

    4.2      Specimen Certificate for the Series B Common Stock, $.001 par value per share.

* Incorporated by reference to the Company's registration statement on form 10-SB, as amended (Registration No. 000-32273)



                                   SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                             KINGDOM VENTURES, INC.


Date:  May 9, 2003                           By:
                                                  -------------------------
                                                  Gene Jackson
                                                  President

                                     EXHIBIT INDEX

EXHIBIT NO.                            DESCRIPTION
-----------  --------------------------------------------------------------------------

    3.1      Amended and Restated Articles of Incorporation of Legends of the Faith,
             Inc. *

    3.2      Bylaws of Legends of the Faith, Inc. *

    3.3 Amendment to the Restated Articles of Incorporation of Legends of the Faith, Inc.

    3.4      Amendment to the Restated Articles of Kingdom Ventures, Inc.

    4.1      Certificate of Designations, Preferences, Limitations, and Relative Rights
             of the Series B Common Stock, $.001 par value per share.

    4.2      Specimen Certificate for the Series B Common Stock, $.001 par value per share.